(j)(2)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
ING Mutual Funds
We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ KPMG LLP
Boston, Massachusetts
October 12th, 2007